UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 9, 2006

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 9, 2006, the Compensation Committee of the Board of Directors of Quest Software, Inc. (“Quest”) approved certain modifications to the cash and equity-based compensation of Anthony Foley, Quest’s Senior Vice President, Worldwide Sales. Pursuant to the modifications approved by the Compensation Committee, and subject to execution of mutually acceptable agreements, an aggregate of 285,000 options to purchase shares of Quest common stock that had previously been granted to Mr. Foley will be cancelled. In addition, Quest will grant Mr. Foley 40,000 shares of restricted stock (the “Shares”) pursuant to the Stock Issuance Program under Quest’s 1999 Stock Incentive Plan. The Shares will vest in three equal annual installments. The table below details, for each of the affected option grants, the number of options cancelled; the grant date; the exercise price; and the amount of vested options that are being cancelled:

Grant Date	Total Number of Cancelled Options	Amount of Cancelled Options that were Vested	Exercise Price
April 14, 2000	225,000	225,000	$25.00
March 28, 2001	20,000	18,000	$15.13
October 1, 2001	23,000	13,000	$10.74
April 29, 2002	17,000	17,000	$11.91

The Compensation Committee also approved a modification to Mr. Foley’s cash compensation. Mr. Foley will receive a base salary of US$300,000 (which reflects a US$50,000 increase) and he remains entitled to receive commission payments based on a percentage of actual sales of Quest software products in 2006. If sales of Quest software products in 2006 are equal to the quota established for Mr. Foley, his “on-target commissions” for 2006 would total US$250,000. In addition, Mr. Foley may become entitled to additional bonus payments of up to US$50,000 based on satisfaction of specific performance criteria. Although the amounts described above are stated in US dollars, the compensation arrangement is denominated in, and will be paid in, British pounds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.
Date: February 15, 2006

	By:	/s/ J. MICHAEL VAUGHN
J. Michael Vaughn
Vice President, General Counsel & Secretary